EXHIBIT 10.20

EXECUTIVE COMPENSATION

On February 11, 2004, the Company’s Compensation and Management Development Committee (the “Compensation Committee”) took the following actions with respect to the named executive officers of the Company as determined as of December 31, 2003 (the “named executive officers”).

1.	Long-Term Incentive Grants. Each of the restricted stock unit awards described below was made pursuant to, and is governed by, the terms of the Barnes Group Inc. Stock and Incentive Award Plan, which has been previously approved by the Company’s stockholders. Each of the stock option grants described below was made pursuant to, and is governed by, the terms of the Barnes Group Inc. Employee Stock and Ownership Program, which has been previously approved by the Company’s stockholders.

	Long-Term Incentive Grants
	Restricted Stock Units	Stock Options
E.M. Carpenter President and Chief Executive Officer	25,000	75,000

W.C. Denninger Senior Vice President, Finance and Chief Financial Officer	12,000	13,000

A.K. Drewett Vice President, Barnes Group Inc. and President, Barnes Distribution	12,000	13,000

S.S. Gates Senior Vice President, General Counsel and Secretary	11,000	9,100

G.F. Milzcik[1] Vice President, Barnes Group Inc. and President, Associated Spring	12,000	13,000

[1]	Mr. Milzcik was appointed President, Associated Spring on December 8, 2004. Prior to that, he was President, Barnes Aerospace.

EXHIBIT 10.20

Each restricted stock unit award entitles the holder to receive, without payment to the Company, the number of shares of the Company’s Common Stock, par value $.01 (the “Common Stock”) equal to the number of restricted stock units that become vested and to receive dividend equivalents on the restricted stock units determined by multiplying the number of restricted stock units by the dividend per share paid on the Common Stock on each date on which a dividend is paid to the holders of Common Stock. The restricted stock units vest six and one-half years from the grant date; provided, that in the event the fair market value of the Common Stock equals or exceeds $51.56 per share for a period of 30 consecutive trading days, then 50% of the restricted stock units will vest as of the end of such 30-day period and the remainder shall vest on the earlier of the one-year anniversary of such 30-day period or the normal vesting date; provided further, that upon a change-in-control of the Company all restricted stock units vest.

The vesting schedule for each of the stock option awards is 33.34% on November 11, 2004 and 33.33% on each of August 11, 2006 and August 11, 2008. The exercise price of each stock option is $29.54, the fair market value of a share of the Common Stock on the date of the grant, determined in accordance with the Employee Stock and Ownership Program.

Additionally, Mr. E.M. Carpenter was awarded 24,000 performance share units on February 11, 2004. Subject to meeting specified earnings per share targets, the performance share units are to be earned as follows: for the 2004 fiscal year, 5,000 performance share units; the 2005 fiscal year, 15,000 performance share units; and the 2006 fiscal year, 4,000 performance share units; provided, that upon a change-in-control of the Company all of the performance share units shall be deemed to be earned. On March 1 of each year following the year in which the performance share units are earned, the number of shares of Common Stock equal to the number of earned performance share units will be delivered to him. He is entitled to receive dividend equivalents on all earned performance share units based upon dividends paid on outstanding shares of Common Stock.

With respect to incentive stock units previously granted to Mr. E.M. Carpenter that could be earned in 2003 upon attainment of targeted earnings per share levels, the Compensation Committee determined that 75% of the shares available to be earned for fiscal 2003, 13,500 shares, had been earned.

EXHIBIT 10.20

2.	Salary.

The Compensation Committee approved the following with respect to the named executive officers.

Salary
E.M. Carpenter President and Chief Executive Officer	$755,000

W.C. Denninger Senior Vice President, Finance and Chief Financial Officer	$345,000

A.K. Drewett Vice President, Barnes Group Inc. and President, Barnes Distribution	$332,000

S.S. Gates Senior Vice President, General Counsel and Secretary	$305,000

G.F. Milzcik Vice President, Barnes Group Inc. and President, Associated Spring	$322,000

On December 8, 2004 the Compensation Committee approved the following actions pursuant to the Barnes Group Inc. Stock and Incentive Award Plan in connection with the appointment of Gregory F. Milzcik as President, Associated Spring.

Mr. Milzcik was granted 15,000 stock options. The stock options will vest at the rate of 33.34% on June 8, 2005 and 33.33% on each of June 8, 2007 and June 8, 2009. The exercise price of each stock option is $26.57, the fair market value of a share of the Company’s Common Stock on the date of the grant, determined in accordance with the Stock and Incentive Award Plan.

In connection with his appointment, the Compensation Committee set Mr. Milzcik’s annual salary at $370,000.

EXHIBIT 10.20

3.	Bonus Awards.

The Compensation Committee granted the following cash bonuses pursuant to the Company’s Performance-Linked Bonus Plan for Selected Executive Officers (“PLBP”) to the named executive officers. For the named executives other than Messrs. Drewett and Milzcik, awards were based on target 2003 revenue and earnings per share levels set on February 12, 2003 by the Compensation Committee. Messrs. Drewett’s and Milzcik’s awards were based on target 2003 operating group revenue and profitability after tax levels set on February 12, 2003 by the Compensation Committee.

Bonus Award
E.M. Carpenter President and Chief Executive Officer	$417,818

W.C. Denninger Senior Vice President, Finance and Chief Financial Officer	$108,921

A.K. Drewett Vice President, Barnes Group Inc. and, President, Barnes Distribution	$101,837

S.S. Gates Senior Vice President, General Counsel and Secretary	$101,659

G.F. Milzcik Vice President, Barnes Group Inc. and President, Associated Spring	$181,648

The Compensation Committee also established target revenue and earnings per share amounts with respect to bonus payouts under the PLBP for fiscal year 2004.